Exhibit 99.2.




                                     Contact: William E. Keslar
                                              Don H. Herring
                                              (412) 433-6870



FOR IMMEDIATE RELEASE

                   USX CORPORATION REPORTS 2000 FOURTH QUARTER
                     AND FULL-YEAR U. S. STEEL GROUP RESULTS

                        Earnings Highlights
            (Dollars in millions except per share data)
                                 	  	4Q       4Q
                                 	 	2000     1999     2000     1999
Net income adjusted for special items   	$(57)     $39      $77      $83
 	 - per diluted share        		$(.67)    $.42     $.78     $.84
Net income                       		$(139)     $34     $(21)     $44
Net income per diluted share     		$(1.59)   $.35    $(.33)    $.40

Revenues and Other Income        		$1,413   $1,500   $6,132   $5,470


      PITTSBURGH, January 24, 2001 -- USX-U. S. Steel Group (NYSE: X) reported a fourth quarter 2000 adjusted net loss of $57 million, or 67 cents per diluted share, compared with net income of $39 million, or 42 cents per diluted share in fourth quarter 1999.  Revenues were $1.4 billion in fourth quarter 2000,

compared with $1.5 billion in the same period of 1999.

      U. S. Steel Group recorded a fourth quarter 2000 net loss of $139 million,

or $1.59 per diluted share, which included an after-tax total of $82 million for unfavorable special items.  These items included $46 million for asset impairments at two coal mines, $22 million to establish a reserve against notes and receivables from financially distressed steel companies, and $14 million for environmental accruals.  The fourth quarter 2000 net loss reflects an unusually high state tax provision because it was determined that certain previously recorded state tax
benefits can no longer be utilized.

      Fourth quarter 1999 net income of $34 million, or 35 cents per diluted share, included special items which had a net unfavorable after-tax effect of $5 million.

      In the fourth quarter 2000, U. S. Steel Group's Domestic Steel segment recorded a loss from operations of $122 million, including pre-tax charges of

$55 million for reserves against notes and receivables, and environmental accruals, resulting in an adjusted loss of $29 per ton. U. S. Steel

Kosice s.r.o. (USSK), the Slovak Republic steel operation, reported fourth quarter 2000 segment income of $2 million, or $6 per ton, following its acquisition by USX on November 24, 2000.

      Fourth quarter 1999 segment income for Domestic Steel was $48 million, or

$17 per ton, which included unfavorable special items totaling $7 million pre-

tax.

      Fourth quarter 2000 results were negatively impacted by significantly reduced shipment levels and prices, inefficient operating rates due to lower volumes, higher energy costs and severely limited coal mining operations due to adverse geological conditions at two mines.  Tubular shipments and prices continued to benefit from strong energy markets.

      Total shipments for Domestic Steel in fourth quarter 2000 were 2.3 million net tons, down 19 percent from fourth quarter 1999 shipments of 2.9 million net tons and the lowest level since the first quarter 1993.  Total shipments for

USSK in the 38 days of operation under USX ownership in the fourth quarter 2000 were 317 thousand net tons.

      Domestic raw steel capability utilization in the fourth quarter of 2000 was 75 percent, down from 97 percent in fourth quarter 1999.  USSK raw steel capability utilization in the period following the November 24,

2000 acquisition was 80 percent.

      For the year 2000, U. S. Steel Group net income adjusted for special items was $77 million, or 78 cents per diluted share, compared with $83 million, or 84 cents per diluted share in 1999.  Revenues in 2000 were $6.1 billion, compared with $5.5 billion in 1999.

      For the year 2000, the U. S. Steel Group recorded a net loss of $21 million, or 33 cents per diluted share, which included special items with a net unfavorable after-tax effect of $98 million or $1.11 per diluted share.  In addition to those items mentioned for the fourth quarter 2000, special items also included other environmental and legal accruals and USX's share of restructuring and impairment charges at Republic Technologies International, LLC

(Republic).

      For the year 1999, U. S. Steel Group recorded net income of $44 million,

or 40 cents per diluted share, which included special items having a net unfavorable after-tax effect of $39 million, or 44 cents per share.

      Segment income in 2000 for Domestic Steel was $23 million, or $2 per ton,

on shipments of 10.8 million net tons, which included unfavorable pre-tax special items totaling $151 million, or $14 per ton.  Segment income in 1999 for

Domestic Steel was $91 million, or $9 per ton, on shipments of 10.6 million net tons.  These 1999 results included $24 million, or $2 per ton, of unfavorable pre-tax special items.  Domestic raw steel capability utilization in 2000 was 89 percent, down from 94 percent in 1999.

      The decrease in the Domestic Steel segment income was the result of lower sheet product shipment volumes, higher costs due to lower throughput, higher energy prices and problems in coal operations.

      Commenting on these results, Thomas J. Usher, USX Corporation

Board Chairman, said, "The U. S. Steel Group's results for the fourth quarter were disappointing.  The devastating combination of continued high steel import levels and a slowing domestic economy resulted in significantly reduced order levels, operating rates and shipments and sheet prices that were among the lowest in the past twenty years.  The increasing list of steel bankruptcy filings and reports of tight liquidity among other steel competitors demonstrate the severity of the steel crisis in this country."

      Usher added, "Import levels in 2000 approached the record levels of 1998.

Due to the latest surge in imports, fourth quarter 2000 domestic raw steel production declined 23 percent from the prior year's fourth quarter,

necessitating layoffs and idling of production facilities at a number of locations."

      Responding to the latest import crisis, U. S. Steel participated in

November with an industry group in filing trade cases against dumped and subsidized imports of hot-rolled carbon steel from ll countries.  In late

December, the U.S. International Trade Commission (ITC) issued a unanimous preliminary determination that there is a reasonable indication that these imports were materially injuring the domestic industry.  This preliminary determination is subject to further investigation and review by the ITC and the

U.S. Department of Commerce.

      Regarding the coal mining problems, adverse geological conditions were encountered during the fourth quarter at U. S. Steel Mining's coal mines in

Alabama and West Virginia.  As a result, "force majeure" provisions in coal supply contracts were exercised and, following a reassessment of long-term prospects, asset impairments for both mines were recorded.

      U. S. Steel's purchase of LTV Corporation's tin mill products business has been delayed as a result of LTV's filing for Chapter ll bankruptcy protection in late December.  Assuming the bankruptcy court approves this non-cash transaction, an orderly transition in ownership is expected.

      Looking ahead, Usher noted, "The USSK acquisition is a major step in our globalization strategy.  Many of our American customers are moving abroad, and a number of them have already located facilities in Central Europe where demand for consumer goods is increasing.  Through USSK, we are now strategically positioned to service the growing needs of these and other customers in this region."

      In addition, Usher said, "Entering 2001, the outlook is far from promising, especially for the first quarter.  Although we anticipate that first quarter domestic shipments will be somewhat better than fourth quarter levels,

we expect that sheet and plate pricing, which declined markedly in the fourth quarter, will continue to be depressed.  Steel imports are continuing at high levels across all product lines.  Domestically, our order book continues to be weak, the economy continues to soften and natural gas prices remain extraordinarily high.  We are optimistic, however, that USSK should have a favorable impact on our 2001 results.  Our tubular business is strong and, as excess inventory levels for other products are drawn down, we expect to see improvements in both shipments and prices as the year progresses."

      For the full year 2001, domestic shipments are expected to be approximately 11 million net tons, excluding any shipments from the potential acquisition of LTV Tin.  USSK shipments for the full year 2001 are expected to be approximately 3.3 million to 3.6 million net tons.

                                      *****

      This release contains forward-looking statements with respect to shipments, prices, the impact of USSK and the acquisition of LTV Corporation's tin operations.  Some factors, among others, that could affect first quarter and full year 2001 shipments and prices include import levels, customer inventory levels and U.S. economic performance.  Some factors, among others, that could affect full year 2001 shipments and the overall impact from USSK may be unfavorable European economic conditions and currency exchange rate fluctuations.  One factor which could affect the acquisition of LTV

Corporation's tin operations is bankruptcy court approval.  In accordance with

"safe harbor" provisions of the Private Securities Litigation Reform Act of

1995, USX has included in Form 10-K for the year ended December 31, 1999, and subsequent Form 10-Q's and Form 8-K's, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements.

      A Statement of Operations and Preliminary Supplemental Statistics for the

U. S. Steel Group and a Consolidated Statement of Operations for USX Corporation

are attached.



                 U. S. STEEL GROUP OF USX CORPORATION
                  STATEMENT OF OPERATIONS (Unaudited)
                 ------------------------------------

                                                Fourth Quarter       Year
                                                    Ended           Ended
                                                 December 31     December 31
(Dollars in millions, except per share amounts)  2000   1999*    2000    1999*
------------------------------------------------------------------------------
REVENUES AND OTHER INCOME:
 Revenues                                       $1,417  $1,492  $6,090  $5,536
 Loss from investees                               (21)     (3)     (8)    (89)
 Net gains on disposal of assets                    12      12      46      21
 Other income (loss)                                 5      (1)      4       2
                                                ------  ------  ------  ------
   Total revenues and other income               1,413   1,500   6,132   5,470
                                                ------  ------  ------  ------
COSTS AND EXPENSES:
 Cost of revenues (excludes items shown below)   1,422   1,360   5,656   5,084
 Selling, general and administrative
  expenses (credits)                               (47)    (57)   (223)   (283)
 Depreciation, depletion and amortization          138      76     360     304
 Taxes other than income taxes                      59      46     235     215
                                                ------  ------  ------   -----
   Total costs and expenses                      1,572   1,425   6,028   5,320
                                                ------  ------  ------  ------
INCOME (LOSS) FROM OPERATIONS                     (159)     75     104     150
Net interest and other financial costs              30      26     105      74
                                                ------  ------  ------  ------
INCOME (LOSS) BEFORE INCOME TAXES AND
 EXTRAORDINARY LOSSES                             (189)     49      (1)     76
Provision (credit) for estimated income taxes      (50)     15      20      25
                                                ------  ------  ------  ------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSSES         (139)     34     (21)     51
Extraordinary losses on extinguishment of debt,
 net of income tax                                   -       -       -       7
                                                ------  ------  ------  ------
NET INCOME (LOSS)                                 (139)     34     (21)     44
Dividends on preferred stock                         2       2       8       9
                                                ------  ------  ------  ------
NET INCOME (LOSS) APPLICABLE TO STEEL STOCK      $(141)    $32    $(29)    $35
                                                ======  ======  ======  ======
STEEL STOCK DATA:
 Income (loss) before extraordinary losses       $(141)    $32    $(29)    $42
   - Per share - basic and diluted               (1.59)    .35    (.33)    .48
 Extraordinary losses, net of income tax             -       -       -       7
   - Per share - basic and diluted                   -       -       -     .08
 Net income (loss)                               $(141)    $32    $(29)    $35
   - Per share - basic and diluted               (1.59)    .35    (.33)    .40

 Dividends paid per share                          .25     .25    1.00    1.00

 Weighted average shares, in thousands
   - Basic                                      88,788  88,419  88,613  88,392
   - Diluted                                    88,788  88,428  88,613  88,396


*Certain amounts have been reclassified to conform to 2000 classifications.

The following notes are an integral part of this financial statement.
                 U. S. STEEL GROUP OF USX CORPORATION
                 SELECTED NOTES TO FINANCIAL STATEMENT
                --------------------------------------


1. The statement of operations of the U. S. Steel Group includes the results of operations for the businesses of USX other than businesses included in the Marathon Group and a portion of USX's net financial costs, general and administrative costs and income taxes attributed to the groups in accordance with USX's accounting and tax allocation policies. This statement should be read in connection with the consolidated statement of operations of USX.

2. In 1999, USX irrevocably deposited with a trustee the entire 5.5 million common shares it owned in RTI International Metals (RTI). The deposit of the shares resulted in the satisfaction of USX's obligation under its 6-3/4% Exchangeable Notes (indexed debt) due February 1, 2000. Under the terms of the indenture, the trustee exchanged one RTI share for each note at maturity; therefore, none reverted back to USX.

   As a result of the above transaction, USX recorded in the first quarter of 1999 an extraordinary loss of $5 million, net of a $3 million income tax benefit, representing prepaid interest expense and the write-off of unamortized debt issue costs, and a pretax charge of $22 million, representing the difference between the carrying value of the investment in RTI and the carrying value of the indexed debt, which is included in net gains on disposal of assets.

   Additionally, a $13 million credit to adjust the indexed debt to settlement value at March 31, 1999, is included in net interest and other financial costs.

   In December 1996, USX had issued the $117 million of notes indexed to the common share price of RTI. At maturity, USX would have been required to exchange the notes for shares of RTI common stock, or redeem the notes for the equivalent amount of cash. Since USX's investment in RTI was attributed to the U. S. Steel Group, the indexed debt was also attributed to the U. S. Steel Group. USX had a 26% investment in RTI and accounted for its investment using the equity method of accounting.

   Republic Technologies International, LLC, an equity method affiliate of USX, recorded in the third quarter of 1999 an extraordinary loss related to the early extinguishment of debt. As a result, the U. S. Steel Group recorded an extraordinary loss of $2 million, net of a $1 million income tax benefit, representing its share of the extraordinary loss.

3. In August 1999, USX and Kobe Steel, Ltd. (Kobe Steel) completed a transaction that combined the steelmaking and bar producing assets of USS/Kobe Steel Company (USS/Kobe) with companies controlled by Blackstone Capital Partners II. The combined entity was named Republic Technologies International, LLC (Republic). As a result of this transaction, the U. S. Steel Group recorded $47 million in charges related to the impairment of the carrying value of its investment in USS/Kobe and costs related to the formation of Republic. These charges were included in loss from investees in 1999. In addition, USX made a $15 million equity investment in Republic. USX owned 50% of USS/Kobe and now owns 16% of Republic. USX accounts for its investment in Republic under the equity method of accounting. The seamless pipe business of USS/Kobe was excluded from this transaction. That business, now known as Lorain Tubular Company LLC, is a wholly owned subsidiary of USX.

                 U. S. STEEL GROUP OF USX CORPORATION
           SELECTED NOTES TO FINANCIAL STATEMENT (Continued)
           -------------------------------------------------


4. In the fourth quarter 2000, the U. S. Steel Group adopted the following accounting pronouncements primarily related to the classification of items in the statement of operations. In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101) "Revenue Recognition in Financial Statements," which summarizes the SEC staff's interpretations of generally accepted accounting principles related to revenue recognition and classification. During the third quarter 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board (EITF) issued EITF Consensus No. 99-19 "Reporting Revenue Gross as a Principal versus Net as an Agent", which addresses whether certain cost items should be reported as a reduction of revenue or as a component of cost of sales, and EITF Consensus No. 00-10 "Accounting for Shipping and Handling Fees and Costs," which addresses the classification of costs incurred for shipping goods to customers. The adoption of these new pronouncements had no net effect on the financial position or results of operations of the U. S. Steel Group, although they required reclassifications of certain amounts in the statement of operations.

5. In November 2000, USX acquired U. S. Steel Kosice s.r.o. (USSK), which is located in the Slovak Republic. USSK was formed to hold the steel operations and related assets of VSZ a.s (VSZ), a diversified Slovak corporation. The cash purchase price was $69 million. Additional payments to VSZ of not less than $25 million and up to $75 million are contingent upon the future performance of USSK. Additionally, $325 million of debt was included with the acquisition. The acquisition was accounted for under the purchase method of accounting. The 2000 results of operations include the operations of USSK commencing November 24, 2000.

   Prior to this transaction, USX and VSZ were equal partners in VSZ
   U. S. Steel s.r.o. (VSZUSS), a tin mill products manufacturer. The assets of USSK included VSZ's interest in VSZUSS. The acquisition of the remaining interest in VSZUSS was accounted for under the purchase method of accounting. Previously, USX had accounted for its investment in VSZUSS under the equity method of accounting.

                 U. S. STEEL GROUP OF USX CORPORATION
            PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
            -----------------------------------------------

                                                Fourth Quarter       Year
                                                    Ended           Ended
                                                 December 31     December 31
(Dollars in millions)                            2000    1999    2000     1999
--------------------------------------------------------------------------------

REVENUES AND OTHER INCOME                      $1,413  $1,500  $6,132   $5,470

INCOME (LOSS) FROM OPERATIONS
Domestic Steel(a) (b)                            (122)    $48     $23      $91
U. S. Steel Kosice (c)		                      2       -       2        -
                                                 ----    ----    ----     ----
     Income from Reportable Segments             (120)     48      25       91
Items not allocated to segments:
   Net Pension Credits                             67      42     266      228
   Administrative Expenses                         (7)      -     (25)     (17)
   Cost related to former business activities (d) (28)    (18)    (91)     (83)
   Asset Impairments - Coal                       (71)      -     (71)       -
   Impairment of USX's investment in USS/Kobe
     and costs related to the formation of
     Republic (e)                           	    -       3       -      (47)
   Loss on settlement of indexed debt with
     RTI International Metals, Inc. Stock           -       -       -      (22)
                                                 ----    ----    ----     ----
Total U. S. Steel Group                          (159)     75     104      150

CAPITAL EXPENDITURES
   Domestic Steel                                $106     $66    $239     $287
   U. S. Steel Kosice                               5       -       5        -
                                                 ----    ----    ----     ----
     Total                                       $111     $66    $244     $287

OPERATING STATISTICS
 Average steel price per ton: ($/net ton)
   Domestic Steel                                $459    $418    $450     $420
   U. S. Steel Kosice                             269       -     269        -
 Steel Shipments: (f)
   Domestic Steel                               2,315   2,865  10,756   10,629
   U. S. Steel Kosice                             317       -     317        -
                                                 ----    ----    ----     ----
     Total                                      2,632   2,865  11,073   10,629
 Raw Steel-Production: (f)
   Domestic Steel                               2,424   3,131  11,362   12,032
   U. S. Steel Kosice                             382       -     382        -
                                                 ----    ----    ----     ----
     Total                                      2,806   3,131  11,744   12,032
 Raw Steel-Capability Utilization: (g)
   Domestic Steel                               75.3%   97.1%   88.8%     94.0%
   U. S. Steel Kosice                           79.9%      -    79.9%        -
 Iron ore shipments - Domestic Steel (f)        4,215   4,133  15,020   15,025
----------
 (a)  Results in the fourth quarter and year 2000 included $34 million to establish reserves against notes and receivables from financially distressed steel companies and $21 million for environmental accruals. Results for 2000 also included $10 million for USX's share of Republic's special charges and $15 million for certain other environmental and legal accruals.
      Results in fourth quarter 1999 included equity investee
      charges, which totaled $7 million unfavorable.  In addition, results in 1999 included $17 million unfavorable charges for environmental and legal accruals.
 (b)  Includes the sale and domestic production of steel
      products, coke and taconite pellets; domestic coal mining; the management of mineral resources; engineering and consulting services; and equity income from joint ventures and partially owned companies.  Also includes results of real estate
      development and management.
 (c)  Includes the production and sale of steel products from facilities primarily located in the Slovak Republic.
 (d)  Includes other postretirement benefit costs and certain other expenses principally attributable to former business units of the U. S. Steel Group.
 (e)  For additional information on the impairment, see Note 3 to the U. S. Steel Group Financial Statements.
 (f)  Thousands of net tons.
 (g)  Based on annual raw steel production capability of 12.8 million tons for Domestic Steel and 4.5 million tons for
      U. S. Steel Kosice.
               USX CORPORATION AND SUBSIDIARY COMPANIES
           CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
           ------------------------------------------------


                                                Fourth Quarter       Year
                                                    Ended           Ended
                                                 December 31     December 31
(Dollars in millions)                          2000   1999*    2000    1999*
-----------------------------------------------------------------------------
REVENUES AND OTHER INCOME:
 Revenues                                    $10,274  $8,725 $40,487  $29,068
 Dividend and investee income (loss)              18       8      99      (20)
 Net gains (losses) on disposal of assets       (868)     29    (739)      21
 Gain on ownership change in Marathon Ashland
  Petroleum LLC                                    3       6      12       17
 Other income                                     10      10      42       33
                                              ------  ------  ------   ------
   Total revenues and other income             9,437   8,778  39,901   29,119
                                              ------  ------  ------   ------
COSTS AND EXPENSES:
 Cost of revenues (excludes items shown below) 7,930   6,711  31,043   21,679
 Selling, general and administrative expenses    169      54     402      203
 Depreciation, depletion and amortization        656     348   1,605    1,254
 Taxes other than income taxes                 1,211   1,164   4,861    4,433
 Exploration expenses                             96      76     238      238
 Inventory market valuation credits                -       -       -     (551)
                                              ------  ------  ------   ------
   Total costs and expenses                   10,062   8,353  38,149   27,256
                                              ------  ------  ------   ------
INCOME (LOSS) FROM OPERATIONS                   (625)    425   1,752    1,863
Net interest and other financial costs            74      96     341      362
Minority interest in income of Marathon Ashland
 Petroleum LLC                                   125      42     498      447
                                              ------  ------  ------   ------
INCOME (LOSS) BEFORE INCOME TAXES AND
 EXTRAORDINARY LOSSES                           (824)    287     913    1,054
Provision (credit) for estimated income taxes   (375)     82     502      349
                                              ------  ------  ------   ------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSSES       (449)    205     411      705
Extraordinary losses on extinguishment of debt,
 net of income tax                                 -       -       -        7
                                              ------  ------  ------   ------
NET INCOME (LOSS)                               (449)    205     411      698
Dividends on preferred stock                       2       2       8        9
                                              ------  ------  ------   ------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCKS  $(451)   $203    $403     $689
                                              ======  ======  ======   ======











*Certain amounts have been reclassified to conform to 2000
classifications.
               USX CORPORATION AND SUBSIDIARY COMPANIES
     CONSOLIDATED STATEMENT OF OPERATIONS (Continued) (Unaudited)
                        INCOME PER COMMON SHARE
     ------------------------------------------------------------


                                                Fourth Quarter       Year
                                                    Ended           Ended
                                                 December 31     December 31
(Dollars in millions, except per share amounts)  2000    1999    2000    1999
-----------------------------------------------------------------------------
APPLICABLE TO MARATHON STOCK:

 Net income (loss)                              $(310)   $171    $432    $654
   - Per share       - basic and diluted        (1.00)    .55    1.39    2.11

 Dividends paid per share                         .23     .21     .88     .84

 Weighted average shares, in thousands
   - Basic                                    309,930 311,289 311,531 309,696
   - Diluted                                  309,930 311,553 311,761 310,010

APPLICABLE TO STEEL STOCK:

 Income (loss) before extraordinary losses      $(141)    $32    $(29)    $42
   - Per share - basic and diluted              (1.59)    .35    (.33)    .48

 Extraordinary losses, net of income tax             -      -       -       7
   - Per share - basic and diluted                   -      -       -     .08

 Net income (loss)                               $(141)   $32    $(29)    $35
   - Per share - basic and diluted               (1.59)   .35    (.33)    .40

 Dividends paid per share                          .25    .25    1.00    1.00

 Weighted average shares, in thousands
   - Basic                                     88,788  88,419  88,613  88,392
   - Diluted                                   88,788  88,428  88,613  88,396





















The following notes are an integral part of this financial statement.
               USX CORPORATION AND SUBSIDIARY COMPANIES
                 SELECTED NOTES TO FINANCIAL STATEMENT
               ----------------------------------------


1. When USX acquired Marathon in March 1982, crude oil and refined product prices were at historically high levels. USX established a new LIFO cost basis for Marathon's inventories by reference to these prices.

   Generally accepted accounting principles require that inventories be reported at the lower of recorded cost or current market value. Marathon has established an inventory market valuation (IMV) reserve to reduce the cost basis of its inventories to current market value. Quarterly adjustments to the IMV reserve result in noncash charges or credits to income from operations. Decreases in market prices below the cost basis result in charges to income from operations. Once a reserve has been established, subsequent increases in prices (up to the cost basis) result in credits to income from operations.

   The charges or credits to income resulting from IMV reserve adjustments affect the comparability of financial results from period to period. They also affect comparisons with other energy companies, many of which do not have such adjustments. Therefore, USX reports separately the effects of IMV reserve adjustments on financial results. In management's opinion, the effects of such adjustments should be considered separately when evaluating operating performance.

2. In 1999, USX irrevocably deposited with a trustee the entire 5.5 million common shares it owned in RTI International Metals (RTI). The deposit of the shares resulted in the satisfaction of USX's obligation under its 6-3/4% Exchangeable Notes (indexed debt) due February 1, 2000. Under the terms of the indenture, the trustee exchanged one RTI share for each note at maturity; therefore, none reverted back to USX.

   As a result of the above transaction, USX recorded in the first quarter of 1999 an extraordinary loss of $5 million, net of a $3 million income tax benefit, representing prepaid interest expense and the write-off of unamortized debt issue costs, and a pretax charge of $22 million, representing the difference between the carrying value of the investment in RTI and the carrying value of the indexed debt, which is included in net gains (losses) on disposal of assets.

   Additionally, a $13 million credit to adjust the indexed debt to settlement value at March 31, 1999, is included in net interest and other financial costs.

   In December 1996, USX had issued the $117 million of notes indexed to the common share price of RTI. At maturity, USX would have been required to exchange the notes for shares of RTI common stock, or redeem the notes for the equivalent amount of cash. Since USX's investment in RTI was attributed to the U. S. Steel Group, the indexed debt was also attributed to the U. S. Steel Group. USX had a 26% investment in RTI and accounted for its investment using the equity method of accounting.

   Republic Technologies International, LLC, an equity method affiliate of USX, recorded in the third quarter of 1999 an extraordinary loss related to the early extinguishment of debt.
   As a result, USX recorded an extraordinary loss of $2 million, net of a $1 million income tax benefit, representing its share of the extraordinary loss.


               USX CORPORATION AND SUBSIDIARY COMPANIES
           SELECTED NOTES TO FINANCIAL STATEMENT (Continued)
           -------------------------------------------------


3. In August 1999, USX and Kobe Steel, Ltd. (Kobe Steel) completed a transaction that combined the steelmaking and bar producing assets of USS/Kobe Steel Company (USS/Kobe) with companies controlled by Blackstone Capital Partners II. The combined entity was named Republic Technologies International, LLC (Republic). As a result of this transaction, USX recorded $47 million in charges related to the impairment of the carrying value of its investment in USS/Kobe and costs related to the formation of Republic. These charges were included in dividend and investee income (loss) in 1999. In addition, USX made a $15 million equity investment in Republic. USX owned 50% of USS/Kobe and now owns 16% of Republic. USX accounts for its investment in Republic under the equity method of accounting. The seamless pipe business of USS/Kobe was excluded from this transaction. That business, now known as Lorain Tubular Company LLC, is a wholly owned subsidiary of USX.

4. In the fourth quarter 2000, Marathon exchanged its 37.5 percent interest in Sakhalin Energy Investment Company Ltd. (Sakhalin Energy) for certain interests in the UK Atlantic Margin area and the U.S. Gulf of Mexico as well as reimbursement for all Sakhalin project capital expenditures made in 2000. As a result of the absence of future foreign source income from Sakhalin Energy, an additional valuation allowance of $235 million to reduce deferred federal tax benefits was recognized in the third quarter 2000.

5. In the fourth quarter 2000, USX adopted the following accounting pronouncements primarily related to the classification of items in the statement of operations. In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101) "Revenue Recognition in Financial Statements," which summarizes the SEC staff's interpretations of generally accepted accounting principles related to revenue recognition and classification. During the third quarter 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board
   (EITF) issued EITF Consensus No. 99-19 "Reporting Revenue Gross as a Principal versus Net as an Agent", which addresses whether certain cost items should be reported as a reduction of revenue or as a component of cost of sales, and EITF Consensus No. 00-10 "Accounting for Shipping and Handling Fees and Costs," which addresses the classification of costs incurred for shipping goods to customers. The adoption of these new pronouncements had no net effect on the financial position or results of operations of USX, although they required reclassifications of certain amounts in the statement of operations.

6. In November 2000, USX acquired U. S. Steel Kosice s.r.o. (USSK), which is located in the Slovak Republic. USSK was formed to hold the steel operations and related assets of VSZ a.s (VSZ), a diversified Slovak corporation. The cash purchase price was $69 million. Additional payments to VSZ of not less than $25 million and up to $75 million are contingent upon the future performance of USSK. Additionally, $325 million of debt was included with the acquisition. The acquisition was accounted for under the purchase method of accounting. The 2000 results of operations include the operations of USSK commencing November 24, 2000.

   Prior to this transaction, USX and VSZ were equal partners in VSZ
   U. S. Steel s.r.o. (VSZUSS), a tin mill products manufacturer. The assets of USSK included VSZ's interest in VSZUSS. The acquisition of the remaining interest in VSZUSS was accounted for under the purchase method of accounting. Previously, USX had accounted for its investment in VSZUSS under the equity method of accounting.
               USX CORPORATION AND SUBSIDIARY COMPANIES
           SELECTED NOTES TO FINANCIAL STATEMENT (Continued)
           -------------------------------------------------


7. In December 2000, Marathon and Kinder Morgan Energy Partners, L.P. signed a definitive agreement to form a joint venture combining certain of their oil and gas producing activities in the U.S. Permian Basin, including Marathon's interest in the Yates Field. This transaction will allow Marathon to expand its interests in the Permian Basin and will improve access to materials for use in enhanced recovery techniques in the Yates Field. The joint venture named MKM Partners L.P., commenced operations in January 2001 and will be accounted for under the equity method of accounting. Marathon recognized a pretax charge of $931 million in the fourth quarter 2000, related to the joint venture formation.